Exhibit 99.1

Exhibit 99.1: Peoples Financial Corporation Press Release Dated July 25, 2012

FOR IMMEDIATE RELEASE

For more information, contact:

Investor Relations

228-435-8208

investorrelations@thepeoples.com

PEOPLES FINANCIAL CORPORATION SECOND QUARTER INCOME

INCREASES 11% OVER FIRST QUARTER

First half earnings decline from 2011 due to increased loan loss provision

BILOXI, MS (July 25, 2012)—Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, recorded second quarter 2012 net income of $562,000, an increase of 11% over the first quarter of 2012, announced Chevis C. Swetman, Chairman and Chief Executive Officer of the holding company and the bank.

Earnings per weighted average share for second quarter of 2012 totaled $.11 compared to $.10 per weighted average share in the first quarter of the year. Earnings per share figures are based on weighted average shares outstanding of 5,136,918 as of June 30, 2012 and March 31, 2012.

Net income in the first six months of 2012 totaled $1,067,000, down 14% from the first half of 2011, due mainly to an increase in the provision for loan losses during the second quarter of 2012.

“This past quarter was solid although by no means spectacular,” said Swetman. “The major impact on our earnings for the quarter came from one loan that increased our loss provision substantially over the last several quarters,” he added.

The provision for loan losses in the latest quarter increased to $1,290,000, compared to $546,000 in the same quarter of 2011. Since the beginning of 2011, quarterly loan loss provisions have averaged about half the amount of the latest period, noted Swetman. The quarter’s larger provision was partially offset by a gain on sale of securities totaling $567,000, net of taxes.

The allowance for loan losses as of June 30, 2012 totaled $6,743,000, compared to $6,713,000 at the same time last year. Loans more than 90 days past due and still accruing have declined 94% from the same period a year ago from $1,195,000 to only $67,000. “This is probably the lowest this number has ever been,” said Swetman. In addition, loans on nonaccrual have declined from their peak of $57,592,000 as of December 31, 2011 to $54,968,000 at June 30, 2012.

“We continue the long, painful process of cleaning up our loan portfolio and strengthening our balance sheet to prepare for more robust growth when the economy finally begins a sustainable rebound,” said Swetman.

Loan volume at the end of the first half of 2012 increased 9% over the first half of 2011, from $393.4 million to $427.6 million.

The bank’s primary capital ratio increased to 14.05% at the end of the second quarter of 2012, compared to 13.94% at the end the same period in 2011, the highest level of capital since 2004.

Founded in 1896, with $853 million in assets as of June 30, 2012, The Peoples Bank operates 16 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION

(In thousands, except per share figures) (Unaudited)

EARNINGS SUMMARY

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net interest income	$5,698	$5,687	$11,286	$11,549
Provision for loan losses	1,290	546	1,830	1,187
Non-interest income	2,897	2,451	5,016	4,474
Non-interest expense	6,800	6,975	13,552	13,931
Income taxes	(57)	(192)	(147)	(342)
Net income	562	809	1,067	1,247
Earnings per share	.11	.16	.21	.24

TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Allowance for loan losses, beginning of period	$8,048	$7,105	$8,136	$6,650
Recoveries	13	79	70	193
Charge-offs	(2,608)	(1,017)	(3,293)	(1,317)
Provision for loan losses	1,290	546	1,830	1,187

Allowance for loan losses, end of period	$6,743	$6,713	$6,743	$6,713

ASSET QUALITY

	June 30,
	2012	2011
Allowance for loan losses as a percentage of loans	1.58%	1.71%
Loans past due 90 days and still accruing	$67	$1,195
Nonaccrual loans	54,968	32,562

PERFORMANCE RATIOS (annualized)

	June 30,
	2012	2011
Return on average assets	.26%	.31%
Return on average equity	1.94%	2.40%
Net interest margin	3.04%	3.31%
Efficiency ratio	94%	94%
Primary capital	14.05%	13.94%

BALANCE SHEET SUMMARY

	June 30,
	2012	2011
Total assets	$852,608	$821,215
Securities	340,150	327,442
Loans	427,591	393,390
Other real estate	7,523	8,163
Total deposits	481,569	498,419
Total federal funds purchased	161,988	169,044
Shareholders’ equity	110,728	106,247
Book value per share	21.56	20.68
Weighted average shares	5,136,918	5,136,918